Exhibit 99.1

5655 Riggins Court, Suite 15 Reno, NV 89502 Tel : 888 909-5548 Fax : 888 909-1033

Trading Symbol OTCQX: NGLD

NEWS RELEASE

NEVADA CANYON COMPLETES INITIAL EXPLORATION PROGRAMS ON

ACCELERATOR PROPERTIES

Reno, Nevada. January 28, 2025 Nevada Canyon Gold Corp. (OTC Markets: NGLD) (The “Company” or “Nevada Canyon”) is pleased to announce its has completed the initial Phase I exploration programs on two of the Company’s Accelerator properties, the Agai-Pah Property, located in Mineral County, Nevada, within the Walker Lane shear zone and the Swales Property, located the Swales Mountain Mining District in Elko County, Nevada.

Phase I of the Agi-Pah exploration program consisted of reconnaissance prospecting, geological mapping, surface sampling of old workings, mine dumps and the mapping relocation of historical workings on the property. This initial Phase I exploration program will provide accurate modern data to assist in the planning of the Phase II exploration program later in 2025. The Phase I program was designed to expand and provide confirmation of a historical geological mapping and sampling program on the Property. A historical sample taken from exposed mineralized vein on an outcrop yielded over 600 Ag oz. (ounces of silver). Initial results from Phase I of the Agai-Pah Property exploration program will be released as they become available.

The Agai-Pah Property consists of 20 unpatented mining claims with a combined area of 162 hectares (400 acres). The Property is located in the northwestern portion of the Gillis Range, within the Buckley Mining District, in Mineral County, Nevada, 13 miles north-east of the town of Hawthorne, and 22 miles SW of the Rawhide Mine. The Property is within the Walker Lane shear zone, a 60-mile-wide structural corridor extending in a southeast direction from Reno, Nevada. The project has excellent year-round access and infrastructure within Mineral County, one of the most pro-mining counties and gold trends of Nevada.

The Agai-Pah property contains numerous historical workings consisting of underground workings with multi-levels, several adits, declines and a number of prospects pits along structures. An existing road network provide access to the numerous historical workings. Historical sampling on the project has revealed the presence of silver, copper, gold, lead, zinc, barium and barite. There have been at least two periods of mining on the property, the first period in the early 1900’s, and then later in the late 1980’s. The work consisted of excavation of at least 15 adits, 5 vertical shafts, declines and numerous prospects pits along structures.

The Agai-Pah Property is in close Proximity to several past producing mines including the Rawhide, Aurora, Borealis, Pamlico, Evening Star, Mabel, Mindoro and Camp Douglas Mines. Held by private interests for most of its history, the Agai-Pah Property remains very underexplored with minimal modern-day exploration. These factors clearly demonstrate the exceptional potential of this relatively unexplored project for new discoveries of significant mineralization on several exploration targets in multiple zones.

Phase I of the Swales exploration program consisted of reconnaissance prospecting, geological mapping, and surface sampling on the property. This initial Phase I exploration program will provide accurate modern data to assist in the planning of the Phase II exploration program later in 2025. That will include a follow up ground based geophysical surveying program based on the results from Phase I. It is important to note the Swales Property remains very underexplored with very minimal recorded modern-day exploration. The Phase II program is expected to begin when weather conditions (snow) permit. Initial results from Phase I of the Swales exploration program will be released as they become available.

The Swales Property consists of 40 unpatented mining claims with a combined area of approximately 800 acres. The Property is located within the Carlin Trend, one of the richest mining trends in the world, and home to some of the largest gold mines in the US. The property is approximately 13 miles northeast of Nevada Gold Mine’s Gold Quarry Mine and 16 miles east southeast of Nevada Gold Mine’s Goldstrike Mine, all of which are located along the gold rich Carlin Trend. There are currently eight producing gold mines within the Carlin Trend. Collectively, these mines have to date produced over 100 million ounces of gold (Nevada Bureau of Mines 2019) and still contain more than 21 million ounces of gold reserves. (Nevada Gold Mines, LLC Carlin Complex 2020) The project has excellent year-round access and infrastructure within Elko County, one of the most pro-mining states and highest-grade gold trends of Nevada.

Held by private interests for most of its history, the Swales Property remains very underexplored with minimal modern-day exploration. Several factors demonstrate the exceptional potential of this relatively unexplored project for new discoveries of significant mineralization on several exploration targets.

About Nevada Canyon Gold Corp.

Nevada Canyon Gold Corp. is a US-based natural resource company headquartered in Reno, Nevada. The Company has a large, strategic land position and royalties in multiple projects, within some of Nevada’s highest-grade historical mining districts, offering year-round access and good infrastructure in proven and active mining districts. The Company has a three-fold business model; i) mineral royalty creation and acquisition; ii) precious-metals and exploration streaming & financing; and iii) exploration project accelerator.

For further information please contact:

Corporate Communications

Larry Heuchert

Tel: 1-888-909-5548 Ext. 2

Email: ir@nevadacanyongold.com

Web: www.nevadacanyongold.com

Forward-Looking Statements

The information posted in this release may contain forward-looking statements. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of exploration, delays in completing various engineering and exploration programs, and any potential results from such programs. Specifically, forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company properties, its royalties owned on properties and various other factors beyond the Nevada Canyon Gold Corp.’s control. The Company’s actual results could differ materially from those discussed in this press release. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10K for the fiscal year ended December 31, 2023, Quarterly Reports and Current Reports.